OFFER TO PURCHASE
                          CONCENTRA MANAGED CARE, INC.
                           OFFER TO PURCHASE FOR CASH

        ALL OF ITS OUTSTANDING 6% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                            CUSIP #: 20589T-AA-1
                                     674623-AA-1 (FORMERLY OCCUSYSTEMS, INC.)
                                     AND
       ALL OF ITS OUTSTANDING 4.5% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                              CUSIP #: 20589T-AB-9
                                       20589T-AC-7
--------------------------------------------------------------------------------

Concentra Managed Care, Inc., a Delaware corporation (the "Company"), hereby offers to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), (i) all of its outstanding 6% Convertible Subordinated Notes due 2001 (the "6% Notes") for a cash purchase price of $1,002.50 per $1,000 principal amount of 6% Notes, plus accrued and unpaid interest up to, but not including, the date of payment and (ii) all of its outstanding 4.5% Convertible Subordinated Notes due 2003 (the "4.5% Notes" and, together with the 6% Notes, the "Notes") for a cash purchase price of $1,001.25 per $1,000 principal amount of 4.5% Notes, plus accrued and unpaid interest up to, but not including, the date of payment. The offer to purchase each issue of Notes on the terms and subject to the conditions set forth herein and in the Letter of Transmittal is referred to individually as an "Offer," and such offers with respect to both issues of Notes are collectively referred to as the "Offers." Notwithstanding any other provision of the Offers, the Company's obligation to accept for purchase, and pay for, Notes validly tendered pursuant to the relevant Offer is subject to certain conditions, including, among other things, the consummation of the Merger (as defined below) (the "Merger Condition"), and certain other conditions described in this Offer to Purchase. See "Purpose and Background of the Offers--The Merger--Conditions" and "Conditions of the Offers." The purchase of the Notes is not a condition to the Merger. Each Offer is independent of the other.

As of July 19, 1999, each $1,000 principal amount of 6% Notes was convertible into 33.67 shares (the "6% Conversion Rate") of the Company's common stock, par value $.01 per share ("Company Common Stock"), equivalent to a conversion price of approximately $29.70 per share. As of July 19, 1999, each $1,000 principal amount of 4.5% Notes was convertible into 24.24 shares (the "4.5% Conversion
Rate") of Company Common Stock, equivalent to a conversion price of approximately $41.25 per share. On July 19, 1999, the last reported sale price of the Company Common Stock on the Nasdaq National Market was $15.625.

The Offers are being made in connection with the proposed merger (the "Merger") of Yankee Acquisition Corp., a Delaware corporation ("Yankee") which was organized and is currently owned by Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership ("WCAS"), with and into the Company, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of March 24, 1999 (the "Merger Agreement"), between Yankee and the Company. Upon consummation of the Merger, each outstanding share of Company Common Stock will be converted into the right to receive $16.50 in cash. Upon consummation of the Merger, the Notes will no longer be convertible into shares of Company Common Stock. In accordance with the terms of the respective Indentures (as defined below), upon a Holder's election to convert any or all of such Holder's Notes following the consummation of the Merger, such Holder shall only be entitled to receive the same kind and amount of consideration received in the Merger by a holder of the number of shares of Company Common Stock issuable upon conversion of such Note or Notes immediately prior to the Merger. As a result, following the consummation of the Merger, each $1,000 principal amount of 6% Notes would be convertible into $555.55 (based on the 6% Conversion Rate and the right to receive $16.50 in cash for each outstanding share of Company Common Stock in the Merger) and each $1,000 principal amount of 4.5% Notes would be convertible into $400.00 (based on the 4.5% Conversion Rate and the right to receive $16.50 in cash for each outstanding share of Company Common Stock in the Merger).

The Company will purchase all Notes validly tendered and not withdrawn prior to the applicable Expiration Time upon the terms and subject to the conditions of the applicable Offer. Notes not purchased pursuant to the Offers will remain outstanding.

In order to satisfy the change of control repurchase requirements of the Indentures, the Company intends to commence an offer to repurchase any outstanding Notes as soon as practicable after the Closing Date (as defined below) at a repurchase price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

SEE "CERTAIN CONSIDERATIONS" AND "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFERS.

  EACH OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 17, 1999 UNLESS EXTENDED OR TERMINATED (SUCH TIME AND DATE OR THE LATEST TIME AND DATE TO WHICH THE RELEVANT OFFER MAY BE EXTENDED OR TERMINATED WITH RESPECT TO EACH OF THE OFFERS, BEING REFERRED TO AS THE "EXPIRATION TIME"). HOLDERS OF NOTES MUST TENDER THEIR NOTES PRIOR TO THE APPLICABLE EXPIRATION TIME TO RECEIVE THE APPLICABLE PURCHASE PRICE (AS DEFINED BELOW). TENDERS OF NOTES MAY BE VALIDLY WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT BY THE COMPANY PURSUANT TO THE RELEVANT OFFER, MAY ALSO BE VALIDLY WITHDRAWN AT ANY TIME AFTER TUESDAY, SEPTEMBER 14, 1999.

                      The Dealer Manager for the Offers is:
                          DONALDSON, LUFKIN & JENRETTE
                                  July 20, 1999

                                    IMPORTANT

         Any holder of Notes (each a "Holder" and, collectively, "Holders") desiring to tender Notes should either (i) complete and sign the relevant Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions set forth therein and mail or deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates for such Notes and any other documents required by that Letter of Transmittal, to United States Trust Company of New York (the "Depositary"), (ii) tender Notes to such Depositary's account with the Book-Entry Transfer Facility (as defined below) pursuant to the procedures for book-entry transfer set forth herein or (iii) request the Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Only registered holders of Notes are entitled to tender Notes. Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes. See "Procedures for Tendering Notes."

         A Holder who desires to tender Notes but who cannot do so on a timely basis may tender such Notes by following the procedures for guaranteed delivery set forth herein. See "Procedures for Tendering Notes -- Guaranteed Delivery."

         THE OFFER TO PURCHASE AND ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other documents may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

         THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, SUBSEQUENT TO THE DATE THEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE OR IN THE BUSINESS, CONDITION OR AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.

         THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD TENDER
NOTES PURSUANT TO THE OFFERS. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATION IN CONNECTION THEREWITH, OTHER THAN THOSE CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                              AVAILABLE INFORMATION

         The Company is currently subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the U.S. Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 under the Exchange Act, which includes certain of the information contained in this Offer to Purchase and certain other information relating to the Offers.
Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically at the Commission's site on the world wide web located at "http://www.sec.gov." Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. In addition, the Company Common Stock is listed and traded on the Nasdaq National Market, and such reports and other information may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Additional information concerning the Merger is contained in the proxy statement of the Company, dated July 16, 1999, filed in connection with the Merger (the "Proxy Statement") and the Schedule 13E-3 of the Company related thereto. The Proxy Statement has been distributed to the Company's stockholders in connection with their consideration of the Merger at a special meeting of stockholders scheduled to be held on August 17, 1999.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         For information about the Company, Holders are referred to the following documents filed by the Company with the Commission, which are incorporated by reference in this Offer to Purchase to the extent not modified or superseded by documents subsequently filed (the "Incorporated Documents"):

   SEC Filings (File No. 1-12139)                                                Period
----------------------------------------------------------------------------------------------------
Annual  Report on Form 10-K,  as amended by Form 10-K/A              Year ended  December 31,
1998  Quarterly  Report on Form 10-Q,  as amended by Form 10-Q/A     Quarter  ended March 31, 1999
Current Reports on Form 8-K                                          February 4, 1999, March 3, 1999
                                                                     March 29, 1999, April 28, 1999
                                                                     and July 19, 1999
Proxy Statement on Schedule 14A and Schedule 13E-3                   Filed on July 16, 1999

         The Proxy Statement is being delivered to Holders together with this Offer to Purchase.

         Any statements contained in a document of the Company listed above and incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding statement.

         All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Time shall also be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained in this Offer to Purchase or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase modifies or supersedes such statement.

         The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon request, copies of (i) the Indenture, dated as of December 24, 1996, between OccuSystems, Inc. ("OccuSystems") and United States Trust Company of New York (the "6% Notes Indenture") pursuant to which the 6% Notes were issued and the related Supplemental Indenture, dated as of August 29, 1997, among OccuSystems, the Company, and United States Trust Company of New York (the "6% Notes Supplemental Indenture") pursuant to which the 6% Notes were assumed by the Company; (ii) the Indenture, dated as of March 16, 1998, between the Company and Chase Bank of Texas, N.A. (the "4.5% Notes Indenture" and, together with the 6% Notes Indenture and the 6% Notes Supplemental Indenture, the "Indentures") pursuant to which the 4.5% Notes were issued; and (iii) any or all information and reports of the Company incorporated by reference in this Offer to Purchase and not included herewith (other than exhibits to such incorporated information that are not specifically incorporated by reference into such information). Written or telephone requests for such copies should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                           FORWARD-LOOKING STATEMENTS

         This Offer to Purchase, including the documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," contains forward-looking statements. These statements are based on management's beliefs and assumptions, based on information currently available to management and are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth (1) under "Summary," "Certain Projections," and "The Merger" in the Proxy Statement, (2) under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q, as amended, incorporated by reference into this document and (3) in this document and the documents incorporated by reference herein preceded by, followed by, or that include, the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         Forward-looking statements are not guarantees of performance. The future results of the Company may differ materially from those expressed in these forward-looking statements. Many of these factors that will determine these results are beyond the ability of the Company to control or predict. Holders of Notes are cautioned not to put undue reliance on any forward-looking statements.

         Holders of Notes should understand that the following important factors, in addition to those discussed herein and elsewhere in the documents which are incorporated by reference herein, could affect the future results of the Company and could cause the results to differ materially from those expressed in such forward-looking statements: (1) the effect of economic conditions; (2) the impact of competitive services and pricing, including through legislative reform; (3) changes in laws and regulations, including changes in accounting standards and regulations affecting the workers'
compensation, insurance or health care industries in general; (4) customer demand; (5) changes in costs; and (6) opportunities that may be presented or pursued by the Company.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Principal Terms of the Offers ...........................................    1
Purpose and Background of the Offers ....................................    3
Price Range of the Notes ................................................    5
Certain Considerations ..................................................    6
Selected Consolidated Financial Data ....................................    7
Consolidated Pro Forma Financial Statements (Unaudited) .................    8
Conditions of the Offers ................................................   15
Expiration Time; Extension; Amendment; Termination ......................   16
Acceptance of Notes for Purchase; Payment for Notes .....................   17
Procedures for Tendering Notes ..........................................   18
Withdrawal of Tenders; Absence of Appraisal Rights ......................   21
Source and Amount of Funds ..............................................   21
Certain Federal Income Tax Considerations ...............................   21
Information Agent, Dealer Manager and Depositary ........................   22
Miscellaneous ...........................................................   22

                 TO THE HOLDERS OF CONCENTRA MANAGED CARE, INC.


                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                                       AND
                  4.5% CONVERTIBLE SUBORDINATED NOTES DUE 2003


                          PRINCIPAL TERMS OF THE OFFERS

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

 The Company  .................. Concentra   Managed  Care,   Inc.,  a  Delaware
                                 corporation, is the leading provider of health care management and cost containment services to the workers' compensation, disability and auto insurance markets. The Company also provides out-of-network medical claims review to the group health marketplace and performs non-injury services for over 80,000 local employees. The Company's principal executive offices are located at 312 Union Wharf, Boston, Mass. 02109.

The Notes ...................... 6% Convertible  Subordinated Notes due 2001 and
                                 4.5% Convertible Subordinated Notes due 2003.

Principal  Amounts  Outstanding  As of July 19, 1999,  $97.75 million  aggregate principal amount of the 6% Notes and $230 million aggregate principal amount of the 4.5% Notes were outstanding.

The Offers ..................... The Company is  offering to purchase  for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, all of the outstanding Notes validly tendered and not withdrawn prior to the applicable Expiration Time, at the Purchase Prices (as defined below) set forth below. Each Offer is independent of the other.

The  Expiration  Time .......... Each of the  Offers  will  expire at 5:00 p.m.,
                                 New York City time, on Tuesday, August 17, 1999, unless extended or earlier terminated. It is contemplated that the Expiration Time of the Offers will be extended, if necessary, to coincide with the closing date of the Merger (the "Closing Date") which is currently expected to occur on or about August 17, 1999.

                                 If the Merger Agreement is terminated and the Merger is not consummated, it is contemplated that the Offers will be terminated.

Payment ........................ Payment of the  applicable  Purchase  Price for
                                 Notes purchased in each Offer will be made promptly after the Expiration Time for that Offer, provided that the conditions to that Offer, including consummation of the Merger, have been satisfied or waived. It is currently expected that the acceptance of the Notes for purchase by the Company will occur on the Closing Date and that the date of payment for a particular issue of Notes will be the third business day after the applicable Expiration Time. The Company also reserves the right to accept one issue of Notes for purchase without accepting for purchase Notes of the other issue.

Purchase  Prices ............... THE 6%  NOTES.  The  Purchase  Price for the 6%
                                 Notes (the "6% Notes Purchase Price") will be $1,002.50 per $1,000 principal amount of 6% Notes, plus accrued and unpaid interest up to, but not including, the date of payment.

                                 THE 4.5% NOTES. The Purchase Price for the 4.5% Notes (the "4.5% Notes Purchase Price" and, together with the 6% Notes Purchase Price, the "Purchase Prices") will be $1,001.25 per $1,000 principal amount of 4.5% Notes, plus accrued and unpaid interest up to, but not including, the date of payment.

Conditions to Each of
the Offers ..................... The   Company's   obligation   to  accept   for
                                 purchase, and to pay for, Notes validly tendered pursuant to each Offer is conditioned upon, among other things, the Merger Condition and the General Conditions (as defined below). See "Conditions of the Offers."

                                 The Company, in its reasonable discretion, may waive any of the conditions of the Offers, in whole or in part, with respect to either or both of the Offers at any time and from time to time.

Withdrawal  Rights ............. Tenders of Notes of a  particular  issue may be validly withdrawn at any time prior to the relevant Expiration Time and, unless theretofore accepted for payment by the Company pursuant to the relevant Offer, may also be validly withdrawn at any time after Tuesday, September 14, 1999. See "Withdrawal of Tenders; Absence of Appraisal Rights."

The Trustees  .................. The  Indenture  trustee  for  the 6%  Notes  is
                                 United States Trust Company of New York (the "6% Notes Trustee"), and the Indenture trustee for the 4.5% Notes is Chase Bank of Texas, N.A. (the "4.5% Notes Trustee" and, together with the 6% Notes Trustee, the "Trustees").

How to Tender Notes ............ See  "Procedures  for  Tendering   Notes."  For
                                 further information, please contact the Information Agent or the Dealer Manager or consult your broker, dealer, commercial bank or trust company for assistance.

Additional Documentation;
Further  Information  .......... Requests for additional copies of this Offer to
                                 Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, or for copies of the Incorporated Documents and the Indentures, may be directed to the Information Agent. Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

                      PURPOSE AND BACKGROUND OF THE OFFERS

        The purpose of the Offers is to acquire all or a substantial amount of the outstanding Notes in connection with the consummation of the Merger. Upon a Change of Control (as defined in the Indentures), the Company is required to make an offer to repurchase the Notes and purchase the Notes from Holders who elect to have their Notes repurchased at a repurchase price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Put"). The Company intends to commence such offer as soon as practicable after the Closing Date. The Offers do not constitute the offers to repurchase required by the Change of Control Put provisions of the Indentures. The Company will make a separate offer to repurchase any Notes not acquired in the Offers pursuant to the Change of Control Put provisions of the Indentures if the Merger is consummated. The purchase of the Notes by the Company is not a condition to the Merger.

        THE MERGER

        GENERAL. On March 2, 1999, the Company and Yankee, which was organized and is currently owned by WCAS which is a 14.97% stockholder of the Company, entered into a merger agreement (the "Prior Merger Agreement") providing for the merger of Yankee with and into the Company. On March 24, 1999, the Company and Yankee entered into the Merger Agreement which amended and restated the Prior Merger Agreement. The Merger Agreement provides that Yankee will be merged with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company's existing stockholders will receive $16.50 in cash for each share of Company Common Stock that they own, unless such stockholders exercise and perfect their dissenter's rights. Any shares of Company Common Stock owned by the Company, its subsidiaries, Yankee or its affiliates will be canceled in the Merger. In connection with the Merger, the Company intends to effect the Refinancing (as defined below).

        The Merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware or at such other time as will be specified in the certificate of merger (the "Effective Time"). The Company expects the Effective Time to occur as soon as practicable after the last of the conditions in the Merger Agreement has been satisfied or waived. Immediately following the consummation of the Merger, the Company will transfer all of its assets and its shares in its subsidiaries to Concentra Operating Corporation, a Nevada corporation and a wholly owned subsidiary of the Company ("Concentra Operating Corporation").

        FINANCING. In order to fund the payments for the outstanding shares of Company Common Stock, the refinancing of all of the Company's existing debt at the time of the Merger, including the Notes (the "Refinancing"), and the related fees and expenses, the Company, or its subsidiaries or affiliates, intends to:
(i) borrow approximately $375 million under new senior secured credit facilities (the "New Credit Facilities"), (ii) issue approximately $190 million of senior subordinated notes (the "Senior Subordinated Notes") in a private placement and
(iii) issue approximately $110 million of senior discount notes (the "Senior Discount Notes") in a private placement (collectively, the "New Financing"). In addition, immediately prior to the Merger, WCAS and some of its affiliates have agreed to invest approximately $370 million (including 6,343,203 shares of Company Common Stock and $34.5 million in principal amount of 4.5% Notes owned by WCAS) in Yankee, affiliates of Ferrer Freeman Thompson & Co., LLC ("FFT") has agreed to invest approximately $30.6 million in cash in Yankee and Chase Capital Partners, certain affiliates of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and certain members of the Company's management have agreed to invest approximately $23.0 million in Yankee (collectively, the "Capital Contributions"). Also, the Company intends to utilize approximately $71.6 million from the Company's available cash reserves.

        SENIOR SUBORDINATED NOTES. It is anticipated that Concentra Operating Corporation will raise approximately $190.0 million of the funds necessary to consummate the Merger and related transactions through the issuance of the Senior Subordinated Notes in the private capital markets. DLJ and Chase Securities Inc. have each provided WCAS with letters dated February 24, 1999 stating that they are highly confident, subject to the assumptions in those letters, that Concentra Operating Corporation will be able to raise the necessary funds from the issuance of such Senior Subordinated Notes. It is anticipated that the Senior Subordinated Notes will (i) be subordinated to the New Credit Facilities, (ii) have registration rights, (iii) be redeemable by Concentra Operating Corporation after 2004, or up to 35% of the Senior Subordinated Notes with the net proceeds from certain sales of equity, (iv) be redeemable by Concentra Operating Corporation at the option of the holders upon a change of control, and (v) subject Concentra Operating Corporation and its subsidiaries to customary covenants for this type of financing, including, without limitation, restrictions on indebtedness, dividends, liens, affiliate transactions, stock repurchases, assets sales and mergers.

        SENIOR DISCOUNT NOTES. It is anticipated that the Company will raise approximately $110.0 million of the funds necessary to consummate the Merger and related transactions through the issuance of the Senior Discount Notes in the private capital markets. The Senior Discount Notes will be issued with warrants to purchase Company Common Stock at a nominal exercise price. Chase Capital Partners and WCAS have provided binding commitments in the form of commitment letters dated February 24, 1999 and March 1, 1999, respectively, to purchase the Senior Discount Notes from the Company. The Company will not be required to pay any interest on the Senior Discount Notes until 2004. It is anticipated that the Senior Discount Notes will (i) be structurally subordinated to the New Credit Facilities and the Senior Subordinated Notes, (ii) have registration rights,
(iii) be redeemable by the Company after 2004 (iv) be redeemable, with regard to up to 35% of the accreted value of the Senior Discount Notes, by the Company at any time prior to July 2002 with the net proceeds from certain sales of equity,
(v) be redeemable by the Company at the option of the holders upon a change of control, and (v) subject the Company and its subsidiaries to customary covenants for this type of financing, including, without limitation, restrictions on indebtedness, dividends, liens, affiliate transactions, stock repurchases, assets sales and mergers.

        NEW CREDIT FACILITIES. It is anticipated that Concentra Operating Corporation will raise approximately $375.0 million of the funds necessary to consummate the Merger and related transactions through borrowings under the New Credit Facilities. Chase Securities Inc., The Chase Manhattan Bank, DLJ Capital Funding, Inc., Credit Suisse First Boston and Fleet National Bank have provided a binding commitment to provide the funds for the New Credit Facilities in the form of a commitment letter dated February 26, 1999. It is expected that the New Credit Facilities will have the following features: (i) $375 million of term loan facilities, (ii) $100 million of revolving loan facility, (iii) terms of six to eight years, (iv) guarantees by the Company and its subsidiaries, other than its joint ventures, (v) loans may be prepaid and commitments may be reduced in certain amounts, (vi) prepayment will be mandatory with the net proceeds from certain sales of equity, incurrence of certain indebtedness and certain asset sales and with 50% of excess cash flow, (vii) secured by a perfected interest in substantially all of Concentra Operating Corporation's and its subsidiaries' tangible and intangible assets, (viii) customary representations and warranties, and (ix) subject the Company and its subsidiaries to customary covenants, including, without limitation, delivery of financial statements, reports, accountants' letters, projections, officers' certificates, payment of other material obligations, continuation of business, compliance with laws, maintenance of property and insurance, maintenance of books and records, litigation, compliance with environmental laws, further assurances and limitations on indebtedness, liens, guarantee obligations, mergers, sales of assets, leases, dividends, capital expenditures, investments, optional payments, transactions with affiliates, sale and leasebacks and changes in sale of business.

        Definitive agreements for the issuance and sale of the Senior Subordinated Notes, the Senior Discount Notes and the New Credit Facilities have not been negotiated or completed. Accordingly, the terms of such arrangements described above may change as a result of the negotiation of definitive agreements. In addition, each of the financings described above is subject to the satisfaction of numerous customary conditions, including the condition that no material adverse change to the Company has occurred and that the Merger has been consummated.

        CONDITIONS. The Merger will be completed only if certain conditions, including the following, are satisfied (or, in certain cases, are waived):

        o the continued accuracy of the Company's and Yankee's representations and warranties and the fulfilment of each of their promises contained in the Merger Agreement;

        o the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock;

        o the absence of any order or regulation of any court or governmental entity preventing or prohibiting the Merger;

        o Yankee's receipt of the New Financing to consummate the Merger;

        o the receipt by the Board of Directors of the Company (the "Board") of a solvency letter from a valuation firm addressed to the Board as to the solvency of the Company after giving effect to the Merger and Yankee's contemplated financing arrangements to effect the Merger.

        Consummation of the Merger is a condition of the obligation of the Company to accept for purchase and pay for the Notes pursuant to the Offers. See "Conditions of the Offers."

        The above discussion of the Merger is qualified by reference to the Proxy Statement being delivered to Holders together with this Offer to Purchase, including the full text of the Merger Agreement attached as Appendix A to the Proxy Statement.

        EFFECT OF THE MERGER ON THE NOTES

        Upon the completion of the Merger, the New Financing and the Refinancing, the Company will have substantially more debt than it did prior to the Merger. On a pro forma basis, at March 31, 1999, the pro forma total stockholders' equity (deficit) of the

Company would have been $(118.5) million, compared with its historical total stockholders' equity of $247.7 million at that date. On a pro forma basis, at March 31, 1999, the pro forma total long-term debt of the Company would have been $647.2 million compared with its historical total long-term debt of $327.8 million at that date. On a pro forma basis, before restructuring and impairment charges, the Company would have had a pro forma ratio of earnings to fixed charges of 0.8x for the twelve months ended December 31, 1998 and 0.8x for the three months ended March 31, 1999. Earnings consist of pre-tax earnings from continuing operations before fixed charges. Fixed charges consist of interest on indebtedness, including amortization of debt issuance costs and one-fourth of rent expenses, estimated by management of the Company to be the interest component of such rentals. See "Consolidated Pro Forma Financial Statements (Unaudited)."

        Such high leverage may: (a) make it more difficult for the Company to satisfy its debt obligations; (b) increase the Company's vulnerability to general adverse economic and industry conditions; (c) require the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness and therefore limit the Company's ability to fund future working capital, capital expenditures and other general corporate requirements;
(d) limit the Company's flexibility in planning for, or reacting to, changes in its business and the healthcare industry; (e) place the Company at a competitive disadvantage compared to companies with less debt; (f) limit, along with the financial and other restrictive covenants in its indebtedness, the Company's ability to borrow additional funds; and (g) limit the Company's ability to engage in various transactions such as acquisitions and dispositions or to make certain investments.

        WHETHER OR NOT ALL OF THE NOTES ARE NOT REPURCHASED PURSUANT TO THIS OFFER TO PURCHASE, THE COMPANY INTENDS TO BORROW ALL THE AMOUNTS INCLUDED IN THE NEW FINANCING. THEREFORE, IF ANY NOTES ARE NOT REPURCHASED, THE LONG-TERM DEBT OF THE COMPANY WILL INCREASE AND THE RATIO OF ITS EARNINGS TO FIXED CHARGES WILL DECREASE.

        STOCK QUOTATION; EXCHANGE ACT REGISTRATION

        The Company Common Stock is currently registered under the Exchange Act and is traded on the Nasdaq National Market under the symbol "CCMC." Following the consummation of the Merger, the registration of the Company Common Stock under the Exchange Act will be terminated and the shares of Company Common Stock will no longer be quoted on the Nasdaq National Market. In addition, following the Merger the Notes will no longer be convertible into shares of Company Common Stock. See "Certain Considerations--Loss of Right to Convert into Company Common Stock".

        MANAGEMENT; BOARD OF DIRECTORS

        WCAS does not currently contemplate any material change in the composition of the Company's current management, although after the Merger, the Board will consist of Messrs. John K. Carlyle, Carlos Ferrer, D. Scott Mackesy, Steve E. Nelson, Andrew M. Paul, Paul B. Queally, Daniel J. Thomas and two other individuals to be designated by WCAS.

        EMPLOYMENT AGREEMENTS

        Yankee and each of Daniel J. Thomas, James M. Greenwood, Richard A. Parr II, W. Tom Fogarty, M.D. and Kenneth Loffredo have agreed that at or prior to the Effective Time they will amend and restate the existing employment agreements between such individuals and the Company. The Company will enter into a new employment agreement with Thomas E. Kiraly on substantially the same terms as detailed below. The principal terms of the amended and restated employment agreements are as follows:

        o each agreement would have a term of two years, subject to automatic renewal for additional one-year terms, unless terminated in accordance with the agreement's terms;

        o each agreement would provide for compensation consisting of base salary amounts, bonuses at the discretion of the Board and participation in any employee benefit plan adopted by the Company for its employees;

        o each agreement would provide for a severance payment in the event of termination by the Company without cause or resignation by the employee for good reason consisting of two years' base salary for Mr. Thomas and one year's base salary for Messrs. Greenwood, Kiraly, Parr, Fogarty and Loffredo; provided, however, if termination by the Company occurs within 12 months following the Merger, each agreement would provide for a severance payment consisting of two and one half years' salary for Mr. Thomas and two years' base for each of Messrs. Greenwood, Kiraly, Parr, Fogarty and Loffredo.

                            PRICE RANGE OF THE NOTES

        The Notes are currently traded on an over-the-counter basis between dealers. Although there is no reporting system for the Notes, the Company believes that trading in the Notes has been limited and sporadic. Because there is no reporting system for trading involving the Notes, the Company is unable to determine the trading history of the Notes. Although the Company expects the Notes may continue to be traded in the same manner after the consummation of the Offers, to the extent that the Notes are traded the prices of Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. The Company believes that the trading market for the Notes that remain outstanding after the Tender Offer will be more limited. See "Certain Considerations --Limited Trading Market."

        Each of the Notes are currently registered pursuant to Section 12 under the Exchange Act. Following the consummation of the Offers, the Company intends to terminate the registration of the Notes under the Exchange Act if such registration is no longer required. If the Notes are deregistered, the Company will no longer be subject to the reporting requirements of the Exchange Act other than pursuant to the terms of the Indentures.

                             CERTAIN CONSIDERATIONS

        In deciding whether to participate in the Offers, each Holder should carefully consider the information contained or incorporated by reference in this Offer to Purchase:

        LIMITED TRADING MARKET

        There currently is only a limited trading market for the Notes which, from time to time, trade in the over-the-counter market. After the closing of the Offers, it is anticipated that the outstanding principal amount of the Notes available for trading will be significantly reduced. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Because the purchase of Notes pursuant to the Offers will reduce the float, the liquidity and market price of the Notes may be adversely affected. The reduced float may also tend to make the trading prices more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for Notes following closing of the Offers. The extent of the public market for the Notes following closing of the Offers will depend upon, among other things, the remaining principal amount of Notes outstanding after the Offers, the number of Holders remaining at such time and the interest of securities firms in making a market in the Notes.

        LOSS OF RIGHT TO CONVERT INTO COMPANY COMMON STOCK

        Upon consummation of the Merger, the Notes will no longer be convertible into shares of Company Common Stock. In accordance with the terms of the respective Indentures, upon a Holder's election to convert any or all of such Holder's Notes following the consummation of the Merger, such Holder shall only be entitled to receive the same kind and amount of consideration received in the Merger by a holder of the number of shares of Company Common Stock issuable upon conversion of such Note or Notes immediately prior to the Merger. As a result, following the consummation of the Merger, each $1,000 principal amount of 6% Notes would be convertible into $555.55 (based on the 6% Conversion Rate and the right to receive $16.50 in cash for each outstanding share of Company Common Stock in the Merger) and each $1,000 principal amount of 4.5% Notes would be convertible into $400.00 (based on the 4.5% Conversion Rate and the right to receive $16.50 in cash for each outstanding share of Company Common Stock in the Merger).

        EFFECT OF THE TRANSACTIONS

        Although the Company is offering to repurchase all of the Notes, some or all of the Notes may remain outstanding after consummation of the Merger. The repurchase of the Notes is not a condition to the Merger and each Offer is independent of the other. As a result of the Merger and related transactions, the Company will be significantly more leveraged than prior to the Merger. See "Purpose and Background of the Offers -- Effect of the Merger on the Notes."

        CONTROL BY WCAS AND ITS AFFILIATES

        Immediately following the Merger, WCAS and certain of its affiliates will own approximately 87% of the Company. Accordingly, after the Merger, such investors will control the Company and have the power to elect all of its directors, appoint new management and approve or reject any action requiring the approval of the holders of Company Common Stock, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of all or substantially all of the Company's assets. The directors elected by such investors will have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional capital stock and the declaration of dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The table below presents selected consolidated historical financial data that has been derived from the Company's audited consolidated financial statements. The selected financial data should be read in conjunction with the Company's separate historical consolidated financial statements, related notes and other financial information incorporated by reference into this Offer to Purchase.


                                                                                                  Three Months
                                                      Year Ended December 31,                    Ended March 31,
                                           ---------------------------------------------------------------------
                                         1994       1995       1996        1997      1998       1998        1999
                                         ----       ----       ----        ----      ----       ----        ----
                                                            (In thousands, except per share data)
Statement of Operations:
Revenues ...........................    $223,499     $305,355    $372,683    $489,318    $611,056    $144,282    $155,411
Gross profit .......................      37,093       62,435      82,755     116,679     141,759      34,384      31,674
Non-recurring charges ..............        --            898         964      38,625      33,114      12,600        --
Operating income ...................      15,928       29,446      45,194      32,315      55,200       9,124      14,216
Income before taxes ................      10,088       24,246      41,476      21,062      41,794       5,414      10,553
Provision for income taxes (1) .....       6,802        7,771      13,437      11,062      19,308       4,567       4,485
Net income before
  extraordinary items (1) ..........       3,286       16,475      28,039      10,000      22,486         847       6,068
Basic earnings per share before
  extraordinary items ..............                    $0.48       $0.69       $0.23       $0.48       $0.02       $0.13
Basic weighted average shares
  outstanding ......................      33,810       40,411      42,774      46,451      44,939      47,251
Diluted earnings per share
  before extraordinary items .......                    $0.46       $0.65       $0.22       $0.47       $0.02       $0.13
Diluted weighted average shares
outstanding ........................      35,939       43,344      46,895      47,827      47,769      47,882
Balance Sheet:
Working capital ....................     $19,117      $21,971    $116,439     $36,754    $201,870    $171,800    $202,456
Total assets .......................     113,672      188,530     367,900     482,533     656,794     581,976     671,978
Total debt .........................      83,785       34,639     142,229     206,600     327,925     297,922     327,900
Total stockholders' equity (deficit)      (5,820)     109,383     178,146     206,441     239,875     205,068     247,652
Book value per share ...............                                            $4.40       $5.02       $4.29       $5.17
Fixed charge coverage ratio (2) ....                                             1.1x        1.6x        1.0x        1.6x


(1) Prior to its recapitalization in March of 1994, CRA Managed Care, Inc. had elected to be taxed as an "S" corporation. In connection with its recapitalization, CRA Managed Care, Inc. was required to change from an "S" to a "C" corporation. This change resulted in CRA Managed Care, Inc. recording an incremental tax provision of $3,772,000 in the first quarter of 1994. The Company's pro forma net income for 1994 would have been $3,446,000 higher had CRA Managed Care, Inc. been subject to federal and state income taxes during the entire period based upon an effective tax rate indicative of the statutory rate in effect during the period.


(2) The ratio of earnings to fixed charges is computed by dividing the sum of net earnings before deducting provisions for income taxes and fixed charges, and adjusted for the equity in earnings of unconsolidated subsidiaries and related distributions, if any, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expenses, estimated by management to be the interest component of such rentals.

                          CONCENTRA MANAGED CARE, INC.

             CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

         On March 2, 1999, the Company entered into a definitive agreement to merge with Yankee, which was organized and is currently owned by WCAS which is a 14.97% stockholder of the Company. The Company's board of directors unanimously approved the transaction based upon the recommendation of the special committee of the board of directors, which was formed on October 1, 1998 to evaluate strategic alternatives in response to several unsolicited expressions of interest regarding the possible acquisition of some or all of the Company Common Stock. On March 24, 1999, the Company entered into the Merger Agreement with Yankee. Pursuant to the Merger Agreement, WCAS will acquire approximately 87%, funds managed by FFT will acquire approximately 7% and Chase Capital Partners, affiliates of DLJ and certain members of the Company's management will acquire approximately 6% of the post-Merger shares of Company Common Stock for $16.50 per share. As a result of the Merger, each outstanding share of Company Common Stock will be converted into the right to receive $16.50 in cash.

         The transaction is valued at approximately $1,100,000,000, including the refinancing of $327,750,000 of the Notes. The transaction is structured to be accounted for as a recapitalization and is expected to be completed in August of 1999. The transaction is conditioned upon certain conditions. See "Purpose and Background of the Offers--The Merger--Conditions."

         To finance the acquisition of the Company, WCAS will invest approximately $369,432,000 in equity financing, including the value of shares and the Notes already owned by WCAS, and up to $110,000,000 in subordinated indebtedness. Additionally, FFT will invest approximately $30,600,000 in equity and Chase Capital Partners, affiliates of DLJ, and certain members of the Company's management, will invest approximately $23,000,000 in equity. WCAS has also received commitments from various lenders to provide financing of $190,000,000 in Senior Subordinated Notes, $375,000,000 under the new Credit Facilties and a $100,000,000 revolving credit facility to replace the Company's existing senior credit facility. Additionally, the Company would utilize excess cash on hand at the time of the Merger to help finance the purchase of Company Common Stock. Simultaneous with the right to receive cash for shares, Yankee would merge with and into the Company with the Company being the surviving corporation.

         The following consolidated pro forma financial statements give effect to the Merger using the recapitalization method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The current stockholders of the Company, other than WCAS, its affiliates and certain members of the Company's management, will have no continuing financial interest in the Company after the transaction. These unaudited consolidated pro forma financial statements have been prepared from, and should be read in conjunction with, the Company's historical consolidated financial statements and notes thereto filed on Form 10-K/A for the year ended December 31, 1998 which are incorporated by reference in this Offer to Purchase.

         The unaudited Consolidated Pro Forma Balance Sheet as of March 31, 1999 gives effect to the Merger as if it had occurred on March 31, 1999 and the Consolidated Pro Forma Statements of Operations for the three months ended March 31, 1999 and the year ended December 31, 1998 give effect to the Merger as if it had occurred on January 1, 1999 and January 1, 1998, respectively. The Consolidated Pro Forma Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the Merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of the merged companies.

         As a result of the Merger, the Company will incur certain deal fees and financing costs of approximately $44,000,000. These costs will consist principally of banking and professional fees of approximately $17,500,000 associated with the issuance of new debt which will be capitalized as deferred finance costs and other banking, professional and transaction fees of $26,500,000 associated with the Merger, which will be expensed. the Company will also incur approximately $4,788,000 in non-cash charges for deferred compensation expense related to the accelerated vesting and issuance of 195,000 shares of restricted stock as a result of the Merger. In addition, the Company expects to settle vested in-the-money options which will result in a non-cash compensation charge of approximately $12,400,000. The expensed portion of these fees and non-cash compensation expense, and the related tax benefit, have not been reflected on the Consolidated Pro Forma Statements of Operations as they are one-time and unusual in nature.

                          CONCENTRA MANAGED CARE, INC.

                      Consolidated Pro Forma Balance Sheets
                           March 31, 1999 (Unaudited)

                                                                                 Pro Forma
                                                            Concentra           Adjustments           Pro Forma
                                                        ----------------        -----------          -----------
                        Assets
                        ------
CURRENT ASSETS:
  Cash and cash equivalents ..........................    $ 92,753,000        $283,869,000 (1)      $ 35,318,000
                                                                               675,000,000 (2)
                                                                              (293,250,000)(2)
                                                                              (679,054,000)(3)
                                                                               (44,000,000)(4)
  Marketable securities ...............................      5,003,000                  --             5,003,000
  Accounts receivable, net.............................    137,272,000                  --           137,272,000
  Prepaid expenses, tax assets and other current assets     36,109,000           4,227,000 (5)        40,336,000
                                                          ------------       -------------          ------------
          Total current assets.........................    271,137,000         (53,208,000)          217,929,000
NET PROPERTY AND EQUIPMENT.............................     89,048,000               --               89,048,000
GOODWILL AND OTHER INTANGIBLE..........................
  ASSETS, NET..........................................    285,971,000               --              285,971,000
MARKETABLE SECURITIES..................................     10,542,000               --               10,542,000
OTHER ASSETS...........................................     15,280,000          (7,093,000)(2)        25,687,000
                                                                                17,500,000 (2)
                                                          ------------       -------------          ------------
                                                          $671,978,000        $(42,801,000)         $629,177,000
                                                          ============       =============          ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------

CURRENT LIABILITIES:
 Revolving Credit Facility ...........................  $           --     $          --           $        --
 Current portion of long-term debt....................          55,000           4,000,000 (2)         4,055,000
 Accounts payable and accrued expenses................      68,626,000                  --            68,626,000
                                                          ------------       -------------          ------------
          Total current liabilities...................      68,681,000           4,000,000            72,681,000
LONG-TERM DEBT, NET OF CURRENT PORTION................     327,845,000         (34,500,000)(1,2)     647,153,000
                                                                              (293,250,000)(2)
                                                                               651,058,000 (2)
DEFERRED INCOME TAXES AND OTHER LIABILITIES                 27,800,000                  --            27,800,000
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock.........................................         473,000             256,000 (6)           256,000
                                                                                  (473,000)(7)
 Paid-in capital......................................     272,420,000          23,942,000 (2)               --
                                                                                 4,788,000 (5)
                                                                               422,776,000 (6)
                                                                              (723,926,000)(7)
 Treasury stock.......................................             --         (679,054,000)(3)               --
                                                                              (104,663,000)(8)
                                                                               783,717,000 (7)
 Unrealized gain on investments.......................           1,000                  --                 1,000
 Retained deficit.....................................     (25,242,000)        (26,500,000)(4)      (118,714,000)
                                                                                (4,788,000)(5)
                                                                                (7,093,000)(2)
                                                                                 4,227,000 (5)
                                                                               (59,318,000)(7)
                                                          ------------       -------------          ------------
          Total stockholders' equity (deficit)........     247,652,000        (366,109,000)         (118,457,000)
                                                          ------------       -------------          ------------
                                                          $671,978,000       $ (42,801,000)         $629,177,000
                                                          ============       =============          ============

                          See accompanying Notes to Consolidated Pro Forma Financial Statements.

                          CONCENTRA MANAGED CARE, INC.

                 Consolidated Pro Forma Statements of Operations
              For the Three Months Ended March 31, 1999 (Unaudited)

                                                                     Pro Forma
                                                  Concentra          Adjustments             Pro Forma
                                              ----------------       -----------            -----------
Revenues:
  Health services ..........................     $70,622,000        $      --                $70,622,000
  Managed care services:
    Specialized cost containment ...........      46,712,000               --                 46,712,000
    Field case management ..................      38,077,000               --                 38,077,000
                                               -------------        -----------            -------------

        Total managed care services ........      84,789,000               --                 84,789,000
                                               -------------        -----------            -------------
              Total revenues ...............     155,411,000               --                155,411,000
Cost of Services:
  Health services ..........................      57,800,000               --                 57,800,000
  Managed care services ....................      65,937,000               --                 65,937,000
                                               -------------        -----------            -------------
        Total cost of services .............     123,737,000               --                123,737,000
                                               -------------        -----------            -------------
              Total gross profit ...........      31,674,000               --                 31,674,000
General and administrative expenses ........      14,420,000               --                 14,420,000
Amortization of intangibles ................       3,038,000               --                  3,038,000
                                               -------------        -----------            -------------
        Operating income ...................      14,216,000               --                 14,216,000
Interest expense ...........................       4,677,000         12,744,000(2)            17,421,000
Interest income ............................      (1,112,000)         1,112,000(9)                  --
Other, net .................................          98,000               --                     98,000
                                               -------------        -----------            -------------

        Income (loss) before income taxes ..      10,553,000        (13,856,000)              (3,303,000)
Provision (benefit) for income taxes .......       4,485,000         (5,392,000)(10)            (907,000)
                                               -------------        -----------            -------------
Net income (loss) from continuing operations      $6,068,000        $(8,464,000)             $(2,396,000)
                                               =============        ===========            =============
Basic earnings (loss) per share ............                              $0.13                   $(0.09)
                                               =============        ===========            =============
  Weighted average common shares outstanding      47,251,000        (21,613,000)(11)          25,638,000

Diluted earnings (loss) per share ..........                              $0.13                   $(0.09)
                                               =============        ===========            =============
  Weighted average common shares and
    equivalents outstanding ................      47,882,000        (22,244,000)(11)          25,638,000




     See accompanying Notes to Consolidated Pro Forma Financial Statements.

                          CONCENTRA MANAGED CARE, INC.

                 Consolidated Pro Forma Statements of Operations
                For the Year Ended December 31, 1998 (Unaudited)

                                                                     Pro Forma
                                                  Concentra          Adjustments           Pro Forma
                                                ------------        ------------          -----------
Revenues:
  Health services ...........................    $259,481,000         $    --              $259,481,000
  Managed care services:
    Specialized cost containment ............     183,734,000              --               183,734,000
    Field case management ...................     167,841,000              --               167,841,000
                                                -------------     -------------           -------------
        Total managed care services .........     351,575,000              --               351,575,000
                                                -------------     -------------           -------------
            Total revenues ..................     611,056,000              --               611,056,000
Cost of Services:
  Health services ...........................     201,181,000              --               201,181,000
  Managed care services .....................     268,116,000              --               268,116,000
                                                -------------     -------------           -------------
        Total cost of services ..............     469,297,000              --               469,297,000
                                                -------------     -------------           -------------
            Total gross profit ..............     141,759,000              --               141,759,000
General and administrative expenses .........      45,326,000              --                45,326,000
Amortization of intangibles .................       8,119,000              --                 8,119,000
Non-recurring charge ........................      33,114,000              --                33,114,000
                                                -------------     -------------           -------------
            Operating income ................      55,200,000              --                55,200,000
Interest expense ............................      18,021,000        51,188,000(2)           69,209,000
Interest income .............................      (4,659,000)        4,659,000(9)                 --
Other, net ..................................          44,000              --                    44,000
                                                -------------     -------------           -------------

            Income (loss) before income taxes      41,794,000       (55,847,000)            (14,053,000)
Provision (benefit) for income taxes ........      19,308,000       (21,181,000)(10)         (1,873,000)
                                                -------------     -------------           -------------
Net income (loss) from continuing operations      $22,486,000      $(34,666,000)           $(12,180,000)
                                                =============     =============           =============

Basic earnings (loss) per share .............                             $0.48                  $(0.48)
                                                                  =============           =============
  Weighted Average Common Shares Outstanding       46,451,000       (20,813,000)(11)         25,638,000


Diluted earnings (loss) per share ...........                             $0.47                  $(0.48)
                                                =============     =============           =============
  Weighted average common shares and
    equivalents outstanding .................      47,827,000       (22,189,000)(11)         25,638,000




     See accompanying Notes to Consolidated Pro Forma Financial Statements.

                          CONCENTRA MANAGED CARE, INC.

        Notes To Consolidated Pro Forma Financial Statements (Unaudited)

(1) To record the equity contributions and the receipt of $230,269,000 of cash and $34,500,000 of Notes by WCAS, $30,600,000 of cash by FFT and $23,000,000 of cash by other investors.


(2) The table below reflects the pro forma adjustments to record (i) the repayment or equity contribution of certain existing debt and the issuance of new debt associated with the Merger, (ii) the write-off of the Company's existing deferred finance costs on debt to be repaid and to record new deferred finance costs associated with the issuance of new debt, and (iii) the related interest expense adjustment to reflect the pro forma effect of (i) and (ii) above.

                                                                                               INTEREST
                                                                         INTEREST               EXPENSE
                                                            AMOUNT         RATE               ADJUSTMENT
                                                           -------     ----------             ----------
                                                                                    YEAR            THREE MONTHS
                                                                                    ENDED               ENDED
                                                                              DECEMBER 31, 1998    MARCH 31, 1999
                                                                              -----------------    --------------
                                                                           (DOLLARS IN THOUSANDS)
Repayment or equity contribution of existing debt:
Commitment fees on existing Revolving
  Credit Facility ................................         $      --                 $    (250)       $      (63)
4.5% Notes .......................................          (230,000)      4.50%(a)     (8,165)           (2,587)
6.0% Notes                                                   (97,750)      6.00%        (5,865)           (1,466)
Interest on other indebtedness paid off during the year           --                    (2,042)              (62)
                                                           ---------                 ---------        ----------
        Total existing debt .....................           (327,750)                  (16,322)           (4,178)
        Equity contribution of Notes by WCAS ....            (34,500)
                                                           ---------
        Total repayment of existing debt.........          $(293,250)
                                                           =========

Issuance of new debt:
Term Facilities:
  Commitment fee on new $100,000,000 Credit Facility      $      --                        500               125
  Tranche B at ABR plus applicable margin due 2006.....      250,000       8.25%(b)     20,625             5,157
  Tranche C at ABR plus applicable margin due 2007.....      125,000       8.50%(b)     10,625             2,656
Senior Subordinated Notes at 10.75% due 2009...........      190,000      10.75%        20,425             5,106
Senior Discount Notes with warrants at
  13.75% due 2010(c)                                          86,058      16.63%(c)     14,908             3,846
                                                           ---------                ----------        ----------
                                                             651,058                    67,083            16,890
Warrants to purchase Company Common Stock(c)                  23,942
                                                           ---------
                                                           $ 675,000
                                                           =========
Amortization of existing deferred finance
  costs on debt being repaid:
        December 31, 1998 ...........................     $   (7,592)                   (1,699)
        March 31, 1999 ..............................         (7,093)                                       (499)
Amortization of deferred finance costs on new debt ..         17,500(d)                  2,126               532
                                                                                    ----------        ----------
        Total interest expense adjustment...........                                $   51,188        $   12,744
                                                                                    ==========        ==========

    (a) The 4.5% Notes were issued in March ($200,000,000) and April ($30,000,000) of 1998. As such, the interest expense does not reflect a full year of interest expense.
    (b) The Adjusted Borrowing Rate ("ABR") is assumed to be 5% for the purposes of calculating interest expense. The annual effect of a 1/8% change in the interest rate on the $375,000,000 variable rate debt is $469,000 for the year ended December 31, 1998 and $117,000 for the three months ended March 31, 1999.
    (c) Reflects $110,000,000 Senior Discount Notes less debt discount of $23,942,000 which is the value assigned to the detachable warrants for the purchase of 1,451,000 shares of Company Common Stock at an exercise price of $0.01 per share. The effective interest rate is 16.63%.
    (d) The estimated deferred finance fees of $17,500,000 are being amortized over the weighted average life of the new debt of 8.7 years.

(3) To reflect the repurchase of 41,154,817 shares of Company Common Stock by the Company at $16.50 per share. These shares are comprised of 47,303,020 shares outstanding at March 31, 1999 plus 195,000 shares of restricted stock vested and issued at the time of Merger, less the 6,343,203 shares owned by WCAS prior to the Merger (see note 6).

(4) To record the use of cash to fund approximately $44,000,000 of transaction fees consisting of deferred finance costs of approximately $17,500,000 (see note 2(d)) and banking, professional fees and other fees of $26,500,000 associated with the Merger, which will be expensed. The expensed portion of the fees of $26,500,000 has not been reflected on the Consolidated Pro Forma Statement of Operations, as they are one-time and unusual in nature.

(5) To record the tax benefit ($4,227,000) on the pro forma adjustments associated with the write-off of the existing deferred finance costs (see note 2) and the vesting and issuance of restricted stock as a result of the merger. For the purposes of these consolidated pro forma financial statements, the Company has assumed that none of the expensed portion of the transaction fees of $26,500,000 will be deductible for tax purposes.

(6) To record the capital contribution of cash and Notes of $318,369,000 (see note 1) and 6,343,203 shares of Company Common Stock owned by WCAS. WCAS, FFT and other investors will own 22,389,824, (87.3%), 1,854,545 (7.2%) and
     1,393,939 (5.5%) shares of Company Common Stock post-Merger, respectively.

(7) To retire the Company's outstanding common stock at the time of the Merger. The value of the treasury stock of $783,717,000 exceeds the Company's required stated capital and paid-in capital by $59,318,000 which has been reflected as an increase to the Company's retained deficit.

(8) To reflect 6,343,203 shares of Company Common Stock owned by WCAS, which will be contributed to capital and will be subsequently retired at the time of the Merger. (9) To record the decrease in interest income due to the use of available cash. (10) To record the tax benefit on the pro forma interest adjustments at 37.9%, for the year ended December 31, 1998 and 38.9% for the three months ended March 31, 1999.

(11) To retire the Company's outstanding common stock and reflect the subsequent re-issuance of new Company Common Stock to WCAS, FFT and other investors in connection with the Merger. The Merger Agreement provides that the Company will use its best efforts to effect the cancellation or amendment at the Effective Time of all outstanding options to acquire Company Common Stock in exchange for a cash payment equal to $16.50 per share to such holder less the exercise price per share of such option. The Company has not yet developed a plan with regard to unvested options. If all vested in-the-money (exercise price less than $16.50 per share)
      options and warrants are exercised at the time of the Merger, the cash proceeds from the exercise would be $9,649,000, the related tax benefit would be $5,078,000, cash required to repurchase the outstanding shares would be $23,934,000 and stockholders' deficit would increase to ($127,020,000). The settlement of the vested in-the-money options will result in a non-cash compensation charge of approximately $12,400,000. As the exercise of these options and warrants are not directly attributable to the Merger, their exercise and resulting repurchase has not been reflected as a pro forma adjustment in the consolidated pro forma financial statements.

                            CONDITIONS OF THE OFFERS

        Notwithstanding any other provisions of this Offer to Purchase and the accompanying Letter of Transmittal, with respect to each issue of Notes and the Offer applicable to that issue, the Company will not be required to accept for purchase, or to pay for, Notes tendered pursuant to such Offer and may terminate, extend or amend such Offer and may, subject to Rule 14e-l under the Exchange Act, postpone the acceptance for purchase of, and payment for, Notes of that issue so tendered, if the Merger Condition or any of the General Conditions have not been satisfied. See "Purpose and Background of the Offers--The Merger--Conditions."

        The "General Conditions" shall be deemed to have been satisfied with respect to a particular Offer unless any of the following conditions shall occur on or after the date of this Offer to Purchase and prior to the acceptance for purchase of any Notes tendered pursuant to the applicable Offer:

                  (a) there shall have been  threatened,  instituted  or pending any action, proceeding, claim or counterclaim by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that, in the reasonable judgment of the Company, (i) challenges the acquisition of either or both issues of the Notes pursuant to the Offers or may prohibit, prevent, restrict, limit or delay closing of either or both of the Offers or the Merger or otherwise in any manner relates to or affects the Offers or the Merger or (ii) would materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries, in each case taken as a whole, or would otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, in each case taken as a whole, or would materially impair the contemplated benefits of any of the Offers to the Company, other than any of the foregoing events that has occurred prior to the date of this Offer to Purchase or, in the case of any of the foregoing events that has occurred prior to the date of this Offer to Purchase, there shall have occurred any development that, in the reasonable judgment of the Company, would or could have any of the effects set forth above;

                  (b) there  shall have been any action  threatened,  pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offers, the Merger, the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the reasonable judgment of the Company, would or might, directly or indirectly, (i) make the acceptance for purchase of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit closing of either or both of the Offers or the Merger, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or pay for some or all of the Notes, (iii) otherwise materially impair the contemplated benefits of the Offers to the Company or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries, in each case taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, in each case taken as a whole;

                  (c) there shall have  occurred (i) any general  suspension  of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any change (or any condition, event or development involving a prospective change) in the general political, market, economic or financial condition in the United States or abroad that, in the reasonable judgment of the Company, could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries, in each case taken as a whole, or the ability to obtain financing generally or the trading in the Notes or could or might prohibit, restrict or delay closing of, or have an adverse effect on the contemplated benefits to the Company of the Offers or the Merger,
            (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad or any limitation on, or any event which, in the reasonable judgment of the Company, might affect, the extension of credit by lending institutions or the public or private capital markets in the United States or abroad, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offers, in the reasonable judgment of the Company, a material acceleration or worsening thereof;

                  (d) there  shall have  occurred  any event or events that have resulted, or may in the reasonable judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries, in each case taken as a whole;

                  (e) the Trustee under either  Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Company, adversely affect the closing of the Offers or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Offers or the acceptance for purchase of, or payment for, any of the Notes; or

                  (f) there exists,  in the reasonable  judgment of the Company, any other actual or threatened legal impediment (including a default under an agreement, indenture, lease or other instrument or obligation to or by which the Company or any of their respective subsidiaries, including their respective subsidiaries upon consummation of the Merger, is a party or is bound) to the acceptance for purchase of, or payment for, any of the Notes or the implementation or validity of the Offers.

               The conditions to each of the Offers are for the sole benefit of the Company and may be asserted with respect to either Offer by the Company regardless of the circumstances (including any action or inaction by the Company giving rise to any such condition), and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company also reserves the right at any time to waive any or all of such conditions as to one of the Offers but not the other. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

        The Company reserves the right to transfer or assign from time to time, in whole or in part, to one or more persons, its right to purchase the Notes tendered pursuant to either of the Offers, but any such transfer or assignment will not relieve the Company of its obligations under the Offers or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for purchase pursuant to the Offers.

               EXPIRATION TIME; EXTENSION; AMENDMENT; TERMINATION

        Each of the Offers will expire at 5:00 p.m., New York City time, on Tuesday, August 17, 1999, unless extended by the Company in its sole discretion or terminated earlier. The Company expressly reserves the right to extend either or both of the Offers on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making an announcement by press release to the Dow Jones News Service or other public announcement prior to 9:00 a.m., New York City time, on the next business day following the relevant previously scheduled Expiration Time for such extended Offer. During any extension of an Offer, all Notes previously tendered and not withdrawn pursuant to that Offer and not accepted for purchase will remain subject to that Offer and may, subject to the terms and conditions of this Offer to Purchase and the accompanying Letter of Transmittal, be accepted for purchase by the Company. It is contemplated that the Expiration Time for the Offers will be extended, if necessary, to coincide with the Closing Date.

        With respect to each Offer, the Company expressly reserves the absolute right, in its sole discretion, to (i) amend or modify any or all of the terms of that Offer, (ii) modify the Purchase Price or (iii) if any of the conditions set forth under "Conditions of the Offers" above are not satisfied or waived by the Company, to terminate the applicable Offer and not accept for purchase the Notes tendered pursuant thereto or to delay acceptance for purchase of, or payment for, the Notes tendered pursuant thereto. In no event, however, will the Purchase Price for an issue of Notes be modified once any of such Notes have been accepted by the Company for purchase, regardless of whether the Offer for such Notes is continuing. Any waiver or amendment to an Offer will apply to all Notes tendered of the relevant issue, regardless of when or in what order such Notes were tendered. The Company also reserves the right at any time to waive any or all of such conditions as to one but not the other of the Offers, or to modify the terms or Purchase Price of or to terminate one but not the other of the Offers without so modifying or terminating the other. Any amendment or termination of either Offer will be followed as promptly as practicable by public announcement thereof. The Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

        If any material change occurs in the information published, sent or given to the Holders or the Company makes a material change in the terms of the Offers or waives a material condition of the Offers, the Company will promptly disclose such change and, if necessary, will extend the Offers for a period deemed by the Company to be adequate under the applicable facts and circumstances. With respect to any change in the consideration offered by the Company for the Notes or in the percentage of the Notes being sought, the Offers will be extended for a minimum of ten business days after the date that notice of such change is first published, sent or given to Holders.

               ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES

        Upon the terms and subject to the conditions of this Offer to Purchase and the accompanying Letter of Transmittal, the Company will accept for purchase, and promptly pay for, Notes validly tendered (and not validly withdrawn) pursuant to an Offer (or defectively tendered, if any such defects have been waived) after the later of (i) the Expiration Time of such Offer and
(ii) the satisfaction or waiver of the conditions to such Offer specified above under "Conditions of the Offers." It is currently expected that the Expiration Time will occur on the Closing Date and that the date of payment for a particular issue of Notes will be the third business day after the applicable Expiration Time. The Company reserves the right to accept one issue of Notes for purchase without accepting for purchase Notes of the other issue.

        The Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of the Notes tendered under either Offer or the payment for Notes accepted for purchase (subject to Rule 14e-l under the Exchange Act, which requires that the Company pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after termination or withdrawal of a tender offer), or to terminate either Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth above under "Conditions of the Offers" with respect to that Offer shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. The Company also expressly reserves the right at any time to delay acceptance for purchase of the Notes subject to or to terminate one of the Offers without delaying acceptance for purchase the Notes subject to or terminating the other Offer.

        In all cases, payment for Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of certificates for the applicable Notes (or confirmation of book-entry transfer), a properly completed and duly executed Letter of Transmittal related thereto (or a manually signed facsimile) or, if applicable, an Agent's Message (as defined below) in lieu of a Letter of Transmittal and any other documents required thereby.

        For purposes of each Offer, the Company will be deemed to have accepted for purchase Notes validly tendered (and not validly withdrawn) pursuant to that Offer (or defectively tendered Notes with respect to which the Company has waived any defects) if, as and when the Company gives oral notice (confirmed in writing) or written notice thereof to the Depositary. Payment for Notes accepted for purchase in the Offers will be made by the Company by promptly depositing such payment with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving the relevant Purchase Price and transmitting the relevant Purchase Price to such Holders. Upon the terms and subject to the conditions of the Offers, delivery of the Purchase Price for Notes accepted for purchase pursuant to the Offers will be made by the Depositary promptly after its receipt of funds for the payment of such Notes.

        Tenders of Notes pursuant to the Offers will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

        If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to either Offer is delayed or the Company is unable to accept for purchase or to pay for validly tendered Notes pursuant to that Offer, then the Depositary may, nevertheless, on behalf of the Company, retain tendered Notes, without prejudice to the rights of the Company described under "Expiration Time; Extension; Amendment; Termination" and "Conditions of the Offers" above and "Withdrawal of Tenders; Absence of Appraisal Rights" below (subject to Rule 14e-l under the Exchange Act).

        If tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of this Offer to Purchase and the accompanying Letter of Transmittal, or if certificates are submitted for more Notes than those which are tendered, certificates for such Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under the caption "Procedures for Tendering Notes -- Book-Entry Transfer" below, such Notes will be credited to the account maintained at the Book-Entry Transfer Facility) promptly following the applicable Expiration Time or the termination of the relevant Offer, unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal. Although it has no obligation to do so, subject to applicable laws, the Company reserves the right in the future to seek to acquire Notes not tendered in the Offers by means of open market purchases, privately negotiated acquisitions, subsequent exchange or tender offers, redemptions or otherwise, at prices or on terms that may be more or less favorable than those in the Offers.

        Holders whose Notes are tendered and accepted for purchase pursuant to the Offers will be entitled to accrued and unpaid interest on their Notes up to, but not including, the date of payment. UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS TO THE HOLDERS OF PURCHASED NOTES OR OTHERWISE.

        Holders of Notes purchased in the Offers will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Notes except as described in the Instructions to the Letter of Transmittal. The Company will pay all other charges and expenses in connection with the Offers. See "Information Agent, Dealer Manager and Depositary."

                         PROCEDURES FOR TENDERING NOTES

        PROPER TENDER OF NOTES

        For a Holder to validly tender Notes pursuant to the Offers, (i) such Notes together with a properly completed and validly executed Letter of Transmittal (or a manually signed facsimile), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase or (ii) such Notes must be tendered pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary, in either case, prior to the applicable Expiration Time. A Holder who desires to tender Notes and who cannot do so on a timely basis must comply with the procedures for guaranteed delivery set forth below.

        LETTERS OF TRANSMITTAL AND NOTES SHOULD BE SENT ONLY TO THE DEPOSITARY, AND NOT TO THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGER OR THE BOOK-ENTRY TRANSFER FACILITY.

        DELIVERY OF LETTER OF TRANSMITTAL

        If certificates for Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender such Notes pursuant to the Offers, the certificates for such Notes must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of such Holder or Holders appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below.

        A LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE) MUST BE USED TO TENDER NOTES AS DESCRIBED IN THIS SECTION. HOLDERS WHO WISH TO TENDER NOTES OF MORE THAN ONE ISSUE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH ISSUE TENDERED.

        Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through the Book-Entry Transfer Facility and who wishes to tender Notes should contact such registered Holder promptly and instruct such registered Holder to tender Notes on such beneficial owner's behalf according to one of the procedures described herein, A Letter of Instruction is contained in the solicitation materials provided along with this Offer to Purchase which may be used by a beneficial owner to instruct the record holder to tender Notes.

        SIGNATURE GUARANTEES

        Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless (a) the Letter of Transmittal is signed by the registered Holder(s) of the Notes tendered therewith (or by a participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of such Notes) and payment of the Purchase Price is to be made, or if any Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such Holder(s) (or, if tendered by a participant in the Book-Entry Transfer Facility, any Notes for principal amounts not tendered or not accepted for purchase are to be credited to such participant's account at the Book-Entry Transfer Facility), and neither the "Special Payment Instructions" box nor the "Special Delivery Instructions" box on the Letter of Transmittal has been completed, or (b) such Notes are tendered for the account of an Eligible Institution.

        BOOK-ENTRY TRANSFER

        Promptly after the commencement of the Offers, the Depositary will establish an account or use an existing account with respect to the Notes at the Depository Trust Company (the "Book-Entry Transfer Facility"), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account as a book-entry transfer, the Letter of Transmittal (or a manually signed facsimile), properly completed and validly executed, with any required signature guarantees or an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the applicable Expiration Time or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Notes into the Depositary's account at the Book-Entry Transfer Facility is referred to herein as a "Book-Entry Confirmation."

        DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

        GUARANTEED DELIVERY

        If a Holder desires to tender Notes pursuant to the Offers and (a) certificates for such Notes are not lost but are not immediately available, (b) time will not permit such Holder's Letter of Transmittal, certificates for such Notes and all other required documents to reach the Depositary prior to the Expiration Time or (c) the procedures for book-entry transfer cannot be completed prior to the applicable Expiration Time, a tender may be effected if all of the following are complied with:

                  (a) such tender is made by or through an Eligible Institution;

                  (b) on or prior to the applicable Expiration Time, the Depositary has received from such Eligible Institution, at one of the addresses of the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by manually signed facsimile transmission, mail or hand delivery) in substantially the form provided with this Offer to Purchase, setting forth the name(s) and address(es) of the registered Holder(s) and the principal amount of Notes being tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the date of the Notice of Guaranteed Delivery, the applicable Letter of Transmittal properly completed and duly executed (or a manually signed facsimile), together with certificates for such Notes (or confirmation of book-entry transfer of such Notes into the Depositary's account with the Book-Entry Transfer Facility and, if applicable, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the applicable Letter of Transmittal and the instruction thereto, will be deposited by such Eligible Institution with the Depositary; and

                  (c) such Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed with any required signature guarantees, together with certificates for all physically delivered Notes in proper form for transfer (or confirmation of book-entry transfer of such Notes into the Depositary's account with the Book-Entry Transfer Facility and, if applicable, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

        THE NOTICE OF GUARANTEED DELIVERY MUST BE USED WITH RESPECT TO NOTES TO BE DELIVERED BY GUARANTEED DELIVERY, AND HOLDERS WHO WISH TO TENDER MORE THAN ONE ISSUE OF NOTES PURSUANT TO THE PROCEDURES FOR GUARANTEED DELIVERY DESCRIBED ABOVE MUST COMPLETE A SEPARATE NOTICE OF GUARANTEED DELIVERY IN RESPECT OF EACH ISSUE OF NOTES TENDERED.

        LOST OR MISSING CERTIFICATES

        If a Holder desires to tender Notes pursuant to the Offers, but the certificates for such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the relevant Trustee at the address or telephone number listed below to obtain replacement certificates for such Notes or to arrange for any other matters that require handling by the relevant
Trustee:

     FOR THE 6% NOTES:                         FOR THE 4.5% NOTES:

     United States Trust Company of New York   Chase Bank of Texas, N.A
     114 West 47th Street                      2200 Ross Avenue, 5th Floor
     New York, New York  10036-1532            Dallas, Texas  75201
     Attention:  Corporate Trust Division      Attention:  Global Trust Services
     Telephone:  (800) 548-6565                Telephone:  (800) 275-2048

        OTHER MATTERS

        THE METHOD OF DELIVERY TO THE DEPOSITARY OF NOTES AND LETTERS OF TRANSMITTAL (OR MANUALLY SIGNED FACSIMILES) AND ALL OTHER REQUIRED DOCUMENTS (INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY) IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE APPLICABLE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH RESPECTIVE DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF NOTES WILL BE ACCEPTED.

        Notwithstanding any other provision of this Offer to Purchase or the Letter of Transmittal, payment for Notes accepted for purchase pursuant to the Offers will in all cases be made only after timely receipt by the Depositary of
(a) certificates for (or a timely Book-Entry Confirmation with respect to) such Notes, (b) a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times, depending upon when certificates for Notes or Book-Entry Confirmation with respect to Notes and other documents required by the Letter of Transmittal are actually received by the Depositary. Under no circumstances will additional interest be paid on the Purchase Price from the date of acceptance for payment, regardless of any delay in making such payment.

        Tenders of Notes pursuant to any of the procedures described above, and acceptance by the Company of Notes for purchase and payment, will constitute a binding agreement between the Company and the tendering Holder of such Notes, upon the terms and subject to the conditions of this Offer to Purchase and the accompanying Letter of Transmittal as are in effect at the applicable Expiration Time.

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Notes will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Notes will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects or irregularities as to particular Notes.

        The Company's interpretation of the terms and conditions of this Offer to Purchase and the accompanying Letter of Transmittal, as such documents may be amended or supplemented, will be final and binding.

        Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Depositary, the Trustees, the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice.

        BACKUP WITHHOLDING

        For a discussion of U.S. federal income tax considerations related to back-up withholding, see "Certain Federal Income Tax Considerations -- Backup Withholding" below.

                             WITHDRAWAL OF TENDERS;
                           ABSENCE OF APPRAISAL RIGHTS

        WITHDRAWAL OF TENDERS

        Tenders of Notes of either issue may be validly withdrawn at any time prior to the relevant Expiration Time and, unless theretofore accepted for payment by the Company pursuant to the relevant Offer, may also be validly withdrawn at any time after Tuesday, September 14, 1999. Holders who have withdrawn tenders of Notes may re-tender Notes by following one of the procedures described in "Procedures for Tendering Notes."

        Holders who wish to exercise their right of withdrawal with respect to an Offer must give written notice of withdrawal delivered by mail, hand delivery or manually signed facsimile transmission, which notice must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. In order to be valid, a notice of withdrawal must (i) specify the name of the person who deposited the Notes to be withdrawn (the
"Depositor"), the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of such Notes), if different from that of the Depositor, (ii) specify the principal amount of Notes to be withdrawn, (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal (including, in any case, any required signature guarantee(s)) or be accompanied by evidence satisfactory to the Company and the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes and (iv) be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, the name of the Holder and the certificate number or numbers relating to such withdrawn Notes must also be furnished to the Depositary as aforesaid prior to the physical release of the certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Notes).

        APPRAISAL RIGHTS

        The Notes are debt obligations of the Company and are governed by the Indentures. There are no appraisal or other similar statutory rights available to Holders in connection with the Offers.

                           SOURCE AND AMOUNT OF FUNDS

        The total amount of funds required by the Company to purchase all of the Notes pursuant to the Offers and pay all related costs and expenses is estimated to be approximately $333,854,000. The Company intends to cancel the Notes acquired pursuant to the Offers in accordance with the terms of the relevant Indenture.

        The Company expects to finance the aggregate Purchase Price of the Notes with cash available from the Company's cash reserves, the Capital Contributions and the New Financing immediately following the Merger (see "Purpose and Background of the Offers -- The Merger"). There are no current plans to refinance any borrowings included in the New Financing.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is for general information only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation that may be important to a particular Holder in light of the Holder's individual investment circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations and foreign taxpayers), nor does it address specific state, local or foreign tax consequences. This summary assumes that Holders hold their Notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended. Each Holder is urged to consult its tax advisor regarding the specific federal, state, local and foreign income and other tax consequences of the Offers.

        TENDER OF NOTES PURSUANT TO THE OFFER

        The receipt of the Purchase Price for Notes pursuant to the Offers will be a taxable transaction for federal income tax purposes. Accordingly, a Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of the Purchase Price received in exchange for its Notes (reduced by amounts attributable to accrued and unpaid interest not previously included in income, which will be treated as ordinary income for tax purposes) and such Holder's adjusted tax basis in such Notes.

Subject to the market discount rules and the bond premium rules, a Holder's adjusted tax basis in its Notes will generally be equal to its initial tax basis at the time the Notes were acquired by the Holder (i.e., its cost). Except to the extent of accrued market discount (discussed below), if any, not previously included in income, any gain recognized with respect to a disposition of the Notes will be capital gain. Any loss will be a capital loss under such circumstances.

        An exception to the capital gain treatment described above may apply to a Holder who purchased a Note at a "market discount." The market discount on a
Note is the excess of the stated redemption price at maturity of such Note over the Holder's tax basis in such Note immediately after its acquisition by such Holder, subject to a de minimis exception under which market discount is considered to be zero if it is less than one quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of acquisition. In general, for a Holder that has not elected to include market discount in income currently as it accrues, any gain realized on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant yield basis) while such Note was held by the Holder.

        CONSEQUENCES TO NON-TENDERING HOLDERS

        Holders who do not tender their Notes in the Offers will not recognize any gain or loss for federal income tax purposes with respect to the Notes as a result of the Offers.

        BACKUP WITHHOLDING

        Under federal income tax law, certain Holders whose Notes are accepted for purchase are required to comply with applicable certification requirements to avoid imposition of backup withholding at a rate of 31%. See "Important Tax Information" in the Letter of Transmittal.

                INFORMATION AGENT, DEALER MANAGER AND DEPOSITARY

        The Company has retained MacKenzie Partners, Inc. to act as Information Agent, Donaldson, Lufkin & Jenrette Securities Corporation to act as Dealer Manager and United States Trust Company of New York to act as Depositary in connection with the Offers. The Company has agreed to pay the Information Agent and the Depositary customary fees for their services in connection with the Offers. The Company has also agreed to reimburse the Information Agent, the Dealer Manager and the Depositary for their out-of-pocket expenses (including the fees and disbursements of counsel) and to indemnify them against certain liabilities, including liabilities under the federal securities laws. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offers.

        None of the Information Agent, the Dealer Manager or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.

        Directors, officers and regular employees of the Company and its affiliates (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact Holders personally or by mail, telephone or otherwise regarding the Offers and may request brokers, dealers and other nominees to forward this Offer to Purchase and related material to beneficial owners of Notes.

                                  MISCELLANEOUS

        The Company is not aware of any jurisdiction where the making of the Offers is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offers would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offers. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Offers will not be made to (nor will tenders be accepted from or on behalf of) any Holders residing in such jurisdiction.

                        THE DEPOSITARY FOR THE OFFERS IS:

                     UNITED STATES TRUST COMPANY OF NEW YORK

                        --------------------------------


                             BY OVERNIGHT COURIER &
                             BY HAND AFTER 4:30 P.M.
                    ON THE DATE OF THE EXPIRATION TIME ONLY:

                           United States Trust Company
                                   of New York
                            770 Broadway, 13th Floor
                               New York, NY 10003
                         Attn: Corporate Trust Services


                            BY HAND UP TO 4:30 P.M.:


                           United States Trust Company
                                   of New York
                                  111 Broadway
                                   Lower Level
                         Attn: Corporate Trust Services
                                NewYork, NY 10006

                              BY: FACSIMILE NUMBER:
                                  212-420-6211

                          CONFIRM BY TELEPHONE NUMBER:
                                  800-548-6565



                        BY REGISTERED OR CERTIFIED MAIL:



                           United States Trust Company
                                   of New York
                                  P.O. Box 844
                         Attn: Corporate Trust Services
                                 Cooper Station
                             New York, NY 10276-0844








        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Requests for copies of the Incorporated Documents and the Indentures may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

                    THE INFORMATION AGENT FOR THE OFFERS IS:

                            [MacKenzie Partners Logo]

                                156 Fifth Avenue
                            New York, New York 10010
                           212-929-5500 (Call Collect)
                                       or
                         (800) 322-2885 (Call Toll Free)

                      THE DEALER MANAGER FOR THE OFFERS IS:

                          DONALDSON, LUFKIN & JENRETTE

                                 277 Park Avenue
                            New York, New York 10172
                   (800) 255-9260, ext. 4131 (Call Toll Free)